Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                          INVESCO HEALTH SCIENCES FUND

A Special Meeting ("Meeting") of Shareholders of Morgan Stanley Health Sciences Trust was held on Tuesday, May 11, 2010. The Meeting was held for the following purpose:

(1) Approve an Agreement and Plan of Reorganization.

The results of the voting on the above matter were as follows:

                                                                    Votes     Votes      Broker
Matter                                                 Votes For   Against   Abstain   Non-Votes
----------------------------------------------------   ---------   -------   -------   ---------
(1) Approve an Agreement and Plan of Reorganization.   7,005,879   393,914   459,409      0